Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-199225 on Form S-8 of our report dated March 5, 2015 relating to the consolidated financial statements of HubSpot, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of HubSpot, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 5, 2015